                        SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON D.C. 20549

                                 ------------------

                                      FORM 8-K



                                  CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of report (Date of earliest event reported):          October 21, 1998


                                  ------------------
                             HARRAH'S ENTERTAINMENT, INC.
                (Exact name of registrant as specified in its charter)


           DELAWARE                        1-10410               61-1411755
 (State or other jurisdiction            (Commission           (I.R.S. Employer
of incorporation or organization)        File Number)        Identification No.)

  1023 CHERRY ROAD MEMPHIS, TENNESSEE                              38117
(Address of Principal Executive Offices)                         (Zip Code)
                                 ------------------


                                   (901) 762-8600
                ----------------------------------------------------
                (Registrant's telephone number, including area code)




           --------------------------------------------------------------
           (Former name or former address, if changed since last report.)

Item 5.   Other Events

     On October 21, 1998, Harrah's Entertainment, Inc. ("Harrah's") reported its results of operations for the third quarter and nine months ending September 30, 1998.


Item 7.   Financial Statements and Exhibits

          (c)  Exhibits

               99.1 Text of Press Release, dated October 21, 1998.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              HARRAH'S ENTERTAINMENT, INC.


Date:  November 9, 1998                       By: /s/ JUDY T. WORMSER
                                                  ---------------------
                                              Name: Judy T. Wormser
                                              Title: Controller

            Harrah's Entertainment Reports Third Quarter of 1998

     Record Revenues in Las Vegas, Atlantic City, Lake Tahoe and St. Louis
                Total Gold Continues to Drive Cross-Market Play
                       EBITDA Rises 34% to $152 Million

     MEMPHIS, Oct. 21, 1998 -- Harrah's Entertainment, Inc.(NYSE: HET) today reported results for the third quarter and first nine months ended
September 30, 1998. Diluted earnings per share before project opening costs and expenses related to venture restructuring costs in New Orleans were 45 cents for the quarter. This compares to 38 cents for the third quarter of 1997 excluding the gain on the sale of a New Zealand casino equity interest, project write-downs, venture restructuring costs in New Orleans and project opening costs. Diluted earnings per share for the quarter were 44 cents in 1998, compared to 52 cents in the 1997 period.
     EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) before write-downs and reserves, venture restructuring costs, project opening costs and equity interest sales totaled $152.2 million for third quarter
1998, an increase of 34.3% over the same period last year.
     Harrah's posted record revenues for the quarter of $586.2 million, a 33.8% increase over the prior year period. Third quarter 1998 operating profit before project opening costs, corporate expense, equity in losses of nonconsolidated affiliates, write-downs and reserves and venture restructuring costs was $123.3 million, compared to $91.9 million during the same period last year, a 34.2% increase.
     The above third quarter results include charges related to goodwill amortization of the Showboat acquisition and the Missouri "boats in the moats" November 1998 ballot initiative.
     Revenue for the first nine months of 1998 reached a record $1.48 billion, up 21.1% over the 1997 period. Nine month operating profit increased 23.2% over the prior year period to $285.4 million. Diluted earnings per share for the first nine months were up 1.2% at 87 cents in 1998 compared to 86 cents in 1997. EBITDA totaled $364.3 million for the first nine months of 1998, up 25.1% from prior year. The 1998 results include the post-acquisition contributions from the Showboat properties which were acquired in June 1998.
     "Our performance in the third quarter demonstrates that our unique strategy is working and reinforces our commitment to growth and enhancing stockholder value," said Phil Satre, Harrah's Entertainment's chairman, president and chief executive officer. "The integration of the Showboat properties into the Harrah's network is progressing as expected. Our revolutionary Total Gold player reward and recognition program, coupled with enhanced database marketing capabilities, are driving cross-market play across our network of casinos. Revenue increases in Las Vegas and Lake
Tahoe particularly illustrate the benefits attributable to cross-market play, a key component of our customer relationship and loyalty strategy.
     "Our pending merger with Rio Hotel and Casino, Inc. will add another strong property for our Las Vegas bound customers and give our portfolio of high-quality product offerings a further driver of growth and market share gains," Satre continued. "Rio will also expand our distribution and customer relationship opportunities with a proven casino resort complementing both our current Las Vegas strip property and our nationwide distribution."

                  Las Vegas and Lake Tahoe Set Revenue Records,
                         Benefit from Cross-Market Business

Nevada Results
(in millions)

                                Third Quarter      First Nine Months
                                1998     1997      1998         1997
Southern Nevada
  Revenues                      $86.9   $70.9      $259.5     $204.3
  Operating profit                9.5     7.3        35.7       28.6
  EBITDA                         17.5    13.9        60.4       46.2

Northern Nevada
  Revenues                      $96.7   $88.9      $230.0     $221.8
  Operating profit               28.3    23.0        42.0       39.8
  EBITDA                         34.0    28.5        58.9       56.1

     Harrah's Las Vegas and Lake Tahoe each reported record revenues in the third quarter. Harrah's Laughlin and Reno were essentially even with the prior year third quarter. EBITDA increased 19.5% at Harrah's operations in northern Nevada and 26.4% in southern Nevada.
     Cross-market tracked play at Harrah's Las Vegas during the third quarter accounted for more than 24% of Las Vegas gaming revenues, driving a total revenue increase of 30.5% and EBITDA growth of 40.7%. Occupancy at the expanded Harrah's Las Vegas hotel averaged more than 93% for third quarter 1998.
     Harrah's Lake Tahoe EBITDA increased 31.3% from third quarter 1997. "Increases in cross-market visitation to the Las Vegas property show that we can capture demand in a market preoccupied with supply," explained Satre. "Las Vegas continues to be the biggest recipient of cross-market play driven by our year-old Total Gold player reward and recognition program.
     "Unfortunately, certain marketing efforts undertaken in July aimed at generating trial and pedestrian traffic to our Harrah's Las Vegas property were costly and unsuccessful. We quickly responded to this, discontinuing these programs and implementing other cost containment efforts. As a result, while July and August margins were disappointing, margins in September returned to the level achieved earlier this year. We have made leadership changes at Harrah's Las Vegas that I am confident will result in a strong team effort to pursue cost containment measures and revenue programs necessary to maintain or improve upon these margins," Satre added.
     "Harrah's Lake Tahoe is also beginning to benefit from cross-market play," Satre pointed out. "Like Las Vegas, Lake Tahoe is a destination market, and we believe our ability to build player loyalty is an important strategic advantage to Harrah's in the long term."

    Harrah's Atlantic City Also Sets Revenue Record in Third Quarter 1998

Atlantic City Results
(in millions)

                                Third Quarter      First Nine Months
                                1998     1997      1998         1997
Atlantic City
  Revenues                     $204.3   $99.0      $414.5     $270.0
  Operating profit               51.6    25.6        96.4       60.7
  EBITDA                         61.8    31.1       118.6       76.1

     Record third quarter revenue were reported for the company in its Atlantic City division, which includes the Harrah's property in the marina district and the Showboat property on the boardwalk, acquired in June.
     Revenues at Harrah's Atlantic City increased 5.5% over third quarter 1997 as the property continues to improve utilization of its hotel expansion which opened in June 1997. In the quarter, EBITDA at Harrah's Atlantic City rose 3.7% and, at Showboat Atlantic City, EBITDA was 10.9% higher than the amount Showboat reported in the third quarter last year.
   "While we are very happy with the individual results of our two Atlantic City properties, we are particularly encouraged by the progress of the integration of Showboat Atlantic City," Satre explained. "We are concentrating on achieving synergies in such cost areas as purchasing and insurance programs that will improve margins at this very successful property."

    Riverboat Division Impacted by Missouri Initiative, Tax Increases and R & D

Riverboat Results
(in millions)

                                Third Quarter      First Nine Months
                                1998     1997      1998         1997
Riverboat Division
  Revenues                     $181.3  $171.3      $523.9     $498.1
  Operating profit               29.8    35.5        98.8       96.9
  EBITDA                         39.9    44.1       129.8      125.3

     Record revenues for the Riverboat division were led by records at Harrah's St. Louis and a strong increase in revenues at Harrah's Joliet.
A gaming tax increase in Illinois, expenses related to the Missouri "boats in the moats" ballot initiative, and research and development related disruptions in Tunica led to a 9.5% decline in EBITDA for the quarter. Riverboat results do not include Showboat East Chicago which is reported as a nonconsolidated affiliate.
     "Revenue growth in Joliet demonstrates that the market continues to grow," Satre explained. "Despite a drop in EBITDA for the Joliet property compared to prior year, which is solely attributable to the state's new graduated tax rate, we are very excited about the potential of the 204-room hotel project that broke ground at Harrah's Joliet in the third quarter."
     Harrah's Mississippi casinos reported a substantial decline in operating results primarily due to the on-going testing of service initiatives at Harrah's Tunica that have disrupted operations since the beginning of the year. The Company is taking action now to bring that property back to profitability. Overall in the state, EBITDA in Tunica was slightly positive and down 26.3% in Vicksburg.
    In Missouri, Harrah's properties in North Kansas City and St. Louis each recorded third quarter revenues and EBITDA improvements over the prior year third quarter. EBITDA in St. Louis was five times higher than prior year and up 3.1% in Kansas City.
     In Louisiana, Shreveport saw a decline due to competitive pressures. EBITDA in Shreveport was down 15.6% on a revenue decline of 3.7%.
     "Despite a rocky beginning for Harrah's St. Louis last year, that property has shown significant progress as a result of increased awareness and customer loyalty, driving a slow, but steady ramp-up of its operating results," Satre said.

    Consistent Strong Performance by Two New Casinos on Native American Lands
             Highlight Indian Gaming and Other Managed Results

Managed and Other Results
(in millions)

                                Third Quarter      First Nine Months
                                1998     1997      1998         1997
Managed and Other
  Revenues                      $17.1    $8.1       $51.4      $27.0
  Operating profit                4.1     1.0        12.5        5.7
  EBITDA                         (1.1)   (4.2)       (3.3)     (12.5)

     The better than expected performance of newly opened casinos for the Eastern Band of Cherokee in Cherokee, North Carolina, and the Prairie Band of Potawatomi north of Topeka, Kansas, resulted in increased management fees.
     The 1998 results include management fee income from the Star City casino in Sydney, Australia. The 1997 results included management fees from the Sky City casino in Auckland, New Zealand, which Harrah's discontinued managing on June 30, 1998. Third quarter 1997 results included the gain from the sale of the company's remaining equity interest in that New Zealand casino project.
     Image advertising costs were significantly higher during the 1998 third quarter compared to the prior year, as the company continues to build a foundation for the brand elements of its strategy.
     Satre explained, "We are making a significant investment in 1998 toward building our brand awareness and earlier this year launched an aggressive image advertising campaign, committing $30 million to this effort. The first year of such programs are generally more expensive than subsequent years. Consequently, as we move forward, we look for a lower cost for the second year of this advertising program in 1999."
     Project opening costs during the 1998 period included costs incurred with initiatives and project research and development aimed at developing enhanced marketing tools and training programs designed to better serve target customers. Corporate expense increased for the 1998 period due to timing of the Showboat acquisition. Interest costs were higher due to higher debt levels associated with the acquisition of Showboat and interest income being significantly lower. Project write-down and reserves of $12.3 million during the third quarter 1997 were primarily reserves against the debtor in possession financing provided to the casino project in New Orleans in which Harrah's is a minority partner.
     Extraordinary losses reported in both years reflect primarily the costs incurred to refinance prior to maturity certain debt issues. The early retirement of debt resulted in lower interest rates going forward.

              Total Gold Celebrates First Year Anniversary

     Harrah's Total Gold player reward and recognition system celebrated its first full year in September. The program has had a measurable impact on cross-market play at Harrah's, and has been an extremely popular program with the company's target customers.
     In total, Harrah's customers earned approximately three billion Total Gold points in the first year. Tracked play across Harrah's in the period from September 1997 through August 1998 compared to September 1996 through August 1997 increased 18 percent, driven by both increases in same-store tracked play and the addition of new properties during the period. Across the company during the 12 month period, revenues from tracked cross-market play in which a customer uses a Total Gold card issued at one Harrah's to play at another Harrah's increased to 11% of gaming revenues compared to 8% during the earlier 12 month period.
     "When Total Gold was launched in September of last year, we said it was the most important customer loyalty tool ever introduced in the casino entertainment industry. We believe the first year results indicate that our prediction was well founded. First, customers are using Total Gold in their home markets, as evidenced by the increases in tracked play company-wide and, in particular, on a same-store basis in established markets. Second, customers are using the Total Gold card when they travel as indicated by the increase in the percent of our gaming revenue generated from cross-market visitors," Satre stated. "Not only are the numerical measurements of Total Gold play impressive, customers have been generous in their praise of the program. In the July issue of Casino Player magazine, Harrah's was rated by readers as the number one "slot club" in the two largest casino markets, Las Vegas and Atlantic City."

                           New Orleans Update

     Suitability findings were completed after the close of the quarter, marking another step toward a successful restructuring of the New Orleans project. A plan of reorganization for the project was confirmed by the bankruptcy court on October 13, 1998. The consummation of the bankruptcy is currently expected near the end of October, after which construction can resume with opening slated for fourth quarter 1999.
     Harrah's Entertainment, Inc., is the most recognized and respected name in the casino entertainment industry. Founded more than 60 years ago, Harrah's is focused on building loyalty with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.
     Statements in this release concerning future events, future performance and business prospects are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, political, economic, bank, equity and debt market conditions, changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any forward-looking statements. For additional information, refer to the section entitled "Private Securities Litigation Reform Act" in the company's Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 1998.

                       HARRAH'S ENTERTAINMENT, INC.
                    Consolidated Summary of Operations
                 (In thousands, except per share amounts)
                                (Unaudited)

                              Third Quarter Ended           Nine Months Ended
                            Sept. 30,     Sept. 30,       Sept. 30,   Sept. 30,
                                1998          1997            1998        1997
  Revenues                  $586,242      $438,248      $1,479,323  $1,221,240
                            --------      --------      ----------  ----------
                            --------      --------      ----------  ----------
  Operating profit
    before project
    opening costs,
    corporate expense,
    equity in earnings
    (losses) of
    nonconsolidated
    affiliates, write-
    downs and reserves and
    venture restructuring
    costs                   $123,272      $ 91,932      $  285,383  $  231,655
  Project
    opening costs             (1,161)         (962)         (7,157)     (8,977)
  Corporate expense           (9,443)       (6,563)        (25,029)    (22,240)
  Equity in
    nonconsolidated
    affiliates:
    Losses before
      preopening
      costs                   (2,404)       (2,625)         (8,706)     (6,406)
    Preopening costs              --          (274)             --      (1,864)
  Write-downs
    and reserves                  --       (12,345)         (1,847)    (12,345)
  Venture
    restructuring
    costs                     (1,062)       (1,414)         (3,521)     (5,584)
                            --------      --------      ----------  ----------
  Income from
    operations               109,202        67,749         239,123     174,239
  Interest, net of
    interest
    capitalized              (36,409)      (19,757)        (81,358)    (57,901)
  Gains on sales
    of equity
    interests in
    subsidiaries                  --        37,388          13,155      37,388
  Other income,
    including
    interest income              273         2,133           5,798       8,360
                            --------      --------      ----------  ----------
  Income before
    income taxes and
    minority
    interests                 73,066        87,513         176,718     162,086
  Provision for
    income taxes             (27,091)      (32,654)        (65,043)    (60,978)
  Minority interests          (1,773)       (1,970)         (5,551)     (5,735)
                            --------      --------      ----------  ----------
  Income before
    extraordinary
    losses                    44,202        52,889         106,124      95,373
  Extraordinary losses,
    net of tax                    --           --          (18,280)     (8,134)
                            --------      --------      ----------  ----------
  Net income                $ 44,202       $52,889        $ 87,844    $ 87,239
                            --------      --------      ----------  ----------
                            --------      --------      ----------  ----------
  Earnings per
    share - basic
     Before extraordinary
      losses                $   0.44       $  0.53        $   1.06    $   0.95
     Extraordinary
      losses, net
      of tax                      --            --           (0.18)      (0.08)
                            --------      --------      ----------  ----------
     Net income             $   0.44       $  0.53        $   0.88    $   0.87
                            --------      --------      ----------  ----------
                            --------      --------      ----------  ----------
  Earnings per share
    - assuming dilution
    Before extraordinary
      losses                $   0.44       $  0.52        $   1.05     $  0.94

    Extraordinary
      losses, net
      of tax                      --            --           (0.18)      (0.08)
                            --------      --------      ----------  ----------
      Net income             $  0.44      $   0.52       $    0.87   $    0.86
                            --------      --------      ----------  ----------
                            --------      --------      ----------  ----------
  Weighted average
    common shares
    outstanding              100,271       100,039         100,204     100,794
                            --------      --------      ----------  ----------
                            --------      --------      ----------  ----------
  Weighted average
    common and common
    equivalent shares
    outstanding              100,911       100,835         101,278     100,367
                            --------      --------      ----------  ----------
                            --------      --------      ----------  ----------

                          HARRAH'S ENTERTAINMENT, INC.
                      Supplemental Operating Information
                                 (Unaudited)

                              Third Quarter Ended         Nine Months Ended
                           Sept. 30,     Sept. 30,     Sept. 30,    Sept. 30,
(In thousands)                  1998        1997           1998          1997
Revenues
  Riverboats                $181,271    $171,311     $  523,916    $  498,136
  Atlantic City              204,284      98,954        414,494       270,001
  Northern Nevada             96,691      88,918        230,002       221,835
  Southern Nevada             86,891      70,918        259,498       204,260
  Managed and Other           17,105       8,147         51,413        27,008
                            --------    --------     ----------    ----------
    Total                   $586,242    $438,248     $1,479,323    $1,221,240
                            --------    --------     ----------    ----------
                            --------    --------     ----------    ----------

Operating profit
  Riverboats                $ 29,766    $ 35,518       $ 98,771      $ 96,861
  Atlantic City               51,591      25,614         96,390        60,651
  Northern Nevada             28,340      22,957         42,012        39,842
  Southern Nevada              9,452       7,291         35,733        28,615
  Managed and Other*           4,123         552         12,477         5,686
                            --------    --------     ----------      --------
    Total                   $123,272    $ 91,932       $285,383      $231,655
                            --------    --------     ----------      --------
                            --------    --------     ----------      --------

EBITDA** before write
 -downs and reserves
  venture restructuring
  costs, project opening
  costs and gains on sales
  of equity interest
  Riverboats                $ 39,935    $ 44,082       $129,757     $125,308
  Atlantic City               61,754      31,098        118,641       76,127
  Northern Nevada             34,014      28,452         58,855       56,070
  Southern Nevada             17,536      13,872         60,370       46,199
  Managed and Other           (1,061)     (4,229)        (3,349)     (12,478)
                            --------    --------       --------     --------
    Total                   $152,178    $113,275       $364,274     $291,226
                            --------    --------       --------     --------
                            --------    --------       --------     --------

  * Other operating income for the third quarter and first nine months of 1998 includes the amortization expense for the unallocated excess purchase price over the value of the net assets acquired related to the Showboat, Inc., acquisition, which closed on June 1, 1998.

 ** Earnings before interest, income taxes, depreciation, amortization, project opening costs and write-downs and reserves



SOURCE  Harrah's Entertainment Inc.